EXHIBIT 5.1
                             Opinion of Counsel



                           Fleming & O'Neill, P.C.
                           268 Summer St., 3d Fl.
                              Boston, MA 02210
                                                 March 7, 2000


United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

         RE:      Registration Statement on Form S-8
                  Under the Securities Act of 1933

Gentlemen:

         I have acted as counsel for Wyoming Oil & Minerals, Inc., a Wyoming corporation (the "Company"), in connection with the registration with the United States Securities and Exchange Commission (the "Commission") on a Registration Statement on Form S-8 under the Securities Act of 1933 of up to 250,000 shares of the common stock, par value $.01 per share (the "Common Stock"), which may be issued pursuant to the terms, provisions and conditions of the Wyoming Oil & Minerals, Inc. Y2K Employee Benefit Plan (the "Plan").

         In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

         1. Articles of Incorporation of the Company, as amended to date;

         2.       Bylaws of the Company, as amended to date;

         3.       The Plan;

         4. The records of corporate proceedings relating to the authorization of the Plan; and

         5. Such other instruments and documents as I have deemed necessary for the purpose of rendering the following opinion.

         In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have deemed necessary and relevant.

         Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that the Common Stock has been duly and validly authorized by the Company and, when issued pursuant to valid exercises of stock options duly granted in accordance with the Plan or when issued pursuant to direct grants in accordance with the Plan, will be duly and validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement pursuant to which the Common Stock will be registered with the Commission.


                                    Very truly yours,

                                    /S/ Julia K. O'Neill
                                    Julia K. O'Neill